UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2011

XOMA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-14710	52-2154066
(Commission File Number)	(IRS Employer Identification No.)

2910 Seventh Street, Berkeley, California (Address of principal executive offices)	04710 (Zip Code)

Registrant's telephone number, including area code	(510) 204-7200

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 30, 2011, XOMA Corporation (formerly known as XOMA Ltd.; the “Company”) entered into a Loan Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GECC”) pursuant to which GECC agreed to make a term loan in an aggregate principal amount of $10.0 million (the “Term Loan”) to XOMA (US) LLC (the “Borrower”), a wholly owned subsidiary of the Company, and upon execution of the Loan Agreement, GECC funded the Term Loan.  The Term Loan is guaranteed by the Company and its two other principal subsidiaries, XOMA Ireland Limited and XOMA Technology Ltd.  As security for their obligations under the Loan Agreement, the Company, the Borrower, XOMA Ireland Limited and XOMA Technology Ltd. each granted a security interest pursuant to a Guaranty, Pledge and Security Agreement (the “Security Agreement”) in substantially all of their existing and after-acquired assets, excluding their intellectual property assets (such as that relating to its gevokizumab and anti-botulism products).

The Term Loan will accrue interest at a fixed rate of 11.71% per annum.  The Borrower is required to repay the principal amount of the Term Loan over a period of 42 consecutive equal monthly installments of principal and accrued interest, commencing on January 4, 2012 and thereafter on the first calendar day of each succeeding month until June 30, 2015 or such earlier date as the Term Loan is paid in full.  The Term Loan matures and is due and payable in full on June 30, 2015, and at maturity of the Term Loan, the Borrower will make an additional payment equal to 5% of the Term Loan (the “Final Payment Fee”).

The Loan Agreement contains customary representations and warranties and customary affirmative and negative covenants, including restrictions on the ability to incur indebtedness, grant liens, make investments, dispose of assets, enter into transactions with affiliates and amend existing material agreements, in each case subject to various exceptions.  In addition, the Loan Agreement contains customary events of default that entitle GECC or such other lenders that are party to the Loan Agreement from time to time (the “Lenders”) to cause any or all of the indebtedness under the Loan Agreement to become immediately due and payable.  The events of default include any event of default under a material agreement or certain other indebtedness.

The Borrower may voluntarily prepay the Term Loan in full, but not in part, and any voluntary and certain mandatory prepayments are subject to a prepayment premium of 3% in the first year of the loan, 2% in the second year and 1% thereafter, although mandatory prepayments in connection with entering into certain exclusive licenses, granting certain negative pledges or incurring certain collaboration-related indebtedness will not be subject to such prepayment premium.  The Borrower will also be required to pay the Final Payment Fee in connection with any voluntary or mandatory prepayment.

The proceeds of the Term Loan, after payment of lender fees and expenses, are approximately $9.3 million.  The Company anticipates that the net proceeds will be used for working capital and general corporate purposes.

On December 30, 2011, pursuant to the Loan Agreement, the Company issued to an affiliate of GECC warrants to purchase up to an aggregate of 263,158 shares of the Company’s common stock at an exercise price equal to $1.14 per share (the “Warrants”).  The Warrants are immediately exercisable and will expire on December 30, 2016.

The foregoing descriptions of the Loan Agreement, the Term Loan, the Security Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement, the Promissory Note issued to GECC, the Security Agreement and the Warrant.  A copy of the press release announcing the Loan Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the creation of a direct financial obligation of the Company is incorporated by reference into this Item 2.03.

Item 3.02.  Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K that relates to the issuance of the Warrants is incorporated by reference into this Item 3.02.

The offer and sale of the Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Warrants were offered and sold to an accredited investor in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 9.01.  Financial Statements and Exhibits.

99.1.	Press Release dated January 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2012	XOMA CORPORATION By: /s/ Christopher J. Margolin Christopher J. Margolin Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number                  Description

99.1.	Press Release dated January 3, 2012.